                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*

                             Ciao Cucina Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   125421 10 7
-------------------------------------------------------------------------------
                                 (CUSIP Number)

         * The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 8 Pages

CUSIP NO.  125421 10 7                                                      13G
-------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        John H. Wyant
-------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a)      [X]

                                                              (b)      [ ]
-------------------------------------------------------------------------------
3)     SEC USE ONLY

-------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
-------------------------------------------------------------------------------
             NUMBER                 (5)    SOLE VOTING POWER
                OF                         - 0 -
              SHARES                -------------------------------------------
           BENEFICIALLY             (6)    SHARED VOTING POWER
              OWNED                        966,983
                BY                  -------------------------------------------
               EACH                 (7)    SOLE DISPOSITIVE POWER
            REPORTING                      - 0 -
              PERSON                -------------------------------------------
               WITH                 (8)    SHARED DISPOSITIVE POWER
                                           966,983
-------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       966,983
-------------------------------------------------------------------------------
10)    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*
       [ ]
       Not applicable
-------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       30.2%
-------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------

                                Page 2 of 8 Pages

CUSIP NO.  125421 10 7                                                      13G
-------------------------------------------------------------------------------
1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Z. David Patterson
-------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)      [X]
                                                                   (b)      [ ]
-------------------------------------------------------------------------------
3)     SEC USE ONLY

-------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
-------------------------------------------------------------------------------
              NUMBER                 (5)    SOLE VOTING POWER
                OF                          - 0 -
              SHARES                 ------------------------------------------
           BENEFICIALLY              (6)    SHARED VOTING POWER
              OWNED                        966,983
                BY                   ------------------------------------------
               EACH                  (7)    SOLE DISPOSITIVE POWER
            REPORTING                      - 0 -
              PERSON                 ------------------------------------------
               WITH                  (8)    SHARED DISPOSITIVE POWER
                                           966,983
-------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       966,983
-------------------------------------------------------------------------------
10)    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*
       [ ]
       Not applicable
-------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       30.2%
-------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------

                                Page 3 of 8 Pages

CUSIP NO.  125421 10 7                                                      13G
-------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Blue Chip Venture Company
-------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)      [X]
                                                                   (b)      [ ]
-------------------------------------------------------------------------------
3)     SEC USE ONLY

-------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       Ohio
-------------------------------------------------------------------------------
              NUMBER                 (5)    SOLE VOTING POWER
                OF                          - 0 -
              SHARES                 ------------------------------------------
           BENEFICIALLY              (6)    SHARED VOTING POWER
              OWNED                         966,983
                BY                   ------------------------------------------
               EACH                  (7)    SOLE DISPOSITIVE POWER
            REPORTING                       - 0 -
              PERSON                 ------------------------------------------
               WITH                  (8)    SHARED DISPOSITIVE POWER
                                            966,983
-------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       966,983
-------------------------------------------------------------------------------
10)    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*
       [ ]
       Not applicable
-------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       30.2%
-------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON*

       CO
-------------------------------------------------------------------------------

                                Page 4 of 8 Pages

CUSIP NO.  125421 10 7                                                      13G
-------------------------------------------------------------------------------
1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Blue Chip Capital Fund Limited Partnership
-------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)      [X]
                                                                  (b)      [ ]
-------------------------------------------------------------------------------
3)     SEC USE ONLY

-------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
-------------------------------------------------------------------------------
              NUMBER                 (5)    SOLE VOTING POWER
                OF                          - 0 -
              SHARES                 ------------------------------------------
           BENEFICIALLY              (6)    SHARED VOTING POWER
              OWNED                         949,165
                BY
               EACH                  ------------------------------------------
            REPORTING                (7)    SOLE DISPOSITIVE POWER
              PERSON                        - 0 -
               WITH
                                     ------------------------------------------
                                     (8)    SHARED DISPOSITIVE POWER
                                            949,165
-------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       949,165
-------------------------------------------------------------------------------
10)    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*
       [ ]
       Not applicable
-------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       29.6%
-------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------

                                Page 5 of 8 Pages

Item 1(a)         Name of Issuer:  Ciao Cucina Corporation

       1(b)       Address of Issuer's Principal
                  Executive Offices:              700 Walnut Street
                                                  Suite 300
                                                  Cincinnati, Ohio  45202


Item 2(a)         Name of Person Filing:   John H. Wyant
                                           Z. David Patterson
                                           Blue Chip Venture Company
                                           Blue Chip Capital Fund Limited
                                           Partnership

       2(b)       Address of Principal Business Office or, if none, Residence:

                  201 East Fifth Street
                  Cincinnati, Ohio  45202

       2(c)       Citizenship:  See Item 4 of Cover Pages

       2(d)       Title of Class of Securities:  Common Stock, no par value

       2(e)       CUSIP Number:  125421 10 7


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a) [ ]    Broker or Dealer registered under Section 15 of the Act

       (b) [ ]    Bank as defined in Section 3(a)(6) of the Act

       (c) [ ]    Insurance Company as defined in section 3(a)(19) of the Act

       (d) [ ] Investment Company registered under section 8 of the Investment Company Act

       (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

       (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)

       (g) [ ]    Parent Holding Company, in accordance with
                  section 240.13d-1(b)(ii)(G) (Note: See Item 7)

       (h) [ ]    Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

                  Not applicable. Each filing person may be deemed to have had beneficial ownership of the reported shares at the time of the Issuer's initial public offering.

Item 4.    Ownership (as of December 29, 1996)

       (a) Amount Beneficially Owned:  See Item 9 of Cover Pages*

       (b) Percent of Class:  See Item 11 of Cover Pages

       (c) Number of shares as to which such person has:

           (i)    sole power to vote or to direct the vote:  - 0 -

           (ii) shared power to vote or to direct the vote: See Item 6 of Cover Pages*

           (iii)  sole power to dispose or to direct the disposition of:  - 0 -

           (iv)   shared power to dispose or to direct the disposition of:  See
                  Item 8 of Cover Pages*

* Includes, in each case, 100,000 shares which may be acquired upon the exercise of outstanding warrants.

Item 5.    Ownership of Five Percent or Less of a Class

           Not applicable

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

           Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

           Not applicable

Item 8.    Identification and Classification of Members of the Group

           See Exhibit I

Item 9.    Notice of Dissolution of a Group

           Not applicable

Item 10. Certification

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

       Signature.

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 31, 1997        /s/ John H. Wyant
                               ------------------------------------------------
                               John H. Wyant

                               /s/ Z. David Patterson
                               ------------------------------------------------
                               Z. David Patterson

                               Blue Chip Venture Company

                               By: /s/ John H. Wyant
                                  ---------------------------------------------
                                   John H. Wyant, President

                               Blue Chip Capital Fund Limited Partnership

                               By:      Blue Chip Venture Company, its
                                        General Partner

                                        By: /s/ John H. Wyant
                                           ------------------------------------
                                            John H. Wyant, President

                                    Exhibit I

            Identification and Classification of Members of the Group

John H. Wyant is a director of Ciao Cucina Corporation. He is President, director and a 50% owner of the voting common stock of Blue Chip Venture Company and is a limited partner of Blue Chip Capital Fund Limited Partnership.

Z. David Patterson is Executive Vice President, director and a 50% owner of the voting common stock of Blue Chip Venture Company and is a limited partner of Blue Chip Capital Fund Limited Partnership.

Blue Chip Venture Company, an Ohio corporation, is a venture capital management firm and is the General Partner of Blue Chip Capital Fund Limited Partnership.

Blue Chip Capital Fund Limited Partnership is a Cincinnati, Ohio based venture capital limited partnership organized under Delaware law.

                                   Exhibit II

       Pursuant to Rule 13d-1(f)(1), each of the undersigned affirms that he or it is individually eligible to use Schedule 13G, agrees to the joint filing of this Schedule 13G with the other reporting persons listed below and agrees that this Schedule 13G is filed on his or its behalf.

                               /s/ John H. Wyant
                               ------------------------------------------------
                               John H. Wyant

                               /s/ Z. David Patterson
                               ------------------------------------------------
                               Z. David Patterson

                               Blue Chip Venture Company

                               By:/s/ John H. Wyant
                                  ---------------------------------------------
                                  John H. Wyant, President

                               Blue Chip Capital Fund Limited Partnership

                               By:      Blue Chip Venture Company, its
                                        General Partner

                                        By: /s/ John H. Wyant
                                           ------------------------------------
                                           John H. Wyant, President